December  13,  1996

Board  of  Directors
Allianz  Life  Insurance  Company  of  North  America
1750  Hennepin  Avenue
Minneapolis,  MN  55403-2195

RE:          Opinion  and Consent of Counsel - Allianz Life Variable Account B
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Dear  Sir  or  Madam:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, of a Registration Statement on Form N-4 for the Individual Flexible Payment Variable Annuity Contracts to be issued by Allianz Life Insurance Company of North America and its separate account, Allianz Life Variable Account B.

     We  are  of  the  following  opinions:

     1. Allianz Life Insurance Company of North America is a valid and existing stock life insurance company of the state of Minnesota.

     2. Allianz Life Variable Account B is a separate investment account of Allianz Life Insurance Company of North America created and validly existing pursuant to the Minnesota Insurance Laws and the Regulations thereunder.

     3. Upon the acceptance of purchase payments made by an Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or copy hereof, as an exhibit to the Registration Statement.

We consent to the reference to our Firm under the caption "Legal Opinions" contained in the Statement of Additional Information which forms a part of the Registration Statement.

                              Sincerely,

                              BLAZZARD,  GRODD  &  HASENAUER,  P.C.


                              By: /s/ LYNN KORMAN STONE
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                                      Lynn  Korman  Stone